Exhibit 99.1



INVESTORS                                       MEDIA
Dave Jessick                                    Karen Rugen
717-975-5750                                    717-730-7766
or
investor@riteaid.com


                    RITE AID REACHES AGREEMENT TO SETTLE
               CONSOLIDATED SECURITIES CLASS ACTION LAWSUITS

       REQUIRED CASH PORTION OF SETTLEMENT FULLY COVERED BY INSURANCE


CAMP HILL, November 9, 2000 Rite Aid Corporation (NYSE, PSE: RAD) announced today that it has reached an agreement to settle the consolidated securities class action lawsuits pending against the Company in the U.S. District Court for the Eastern District of Pennsylvania and the derivative lawsuits pending there and in the U.S. District Court for Delaware. Charges in the suits relate primarily to certain accounting practices and financial reporting under former management.

"This settlement eliminates a large uncertainty surrounding Rite Aid and doesn't require any cash other than funds from insurance," said Bob Miller, Rite Aid chairman and chief executive officer, who joined the company last December. "This is a major step in putting the past behind us as we continue to focus our attention and resources on our primary objective--operating first-class drugstores."

Under the agreement, which must be approved by the Courts, Rite Aid will pay $45 million in cash, which will be fully funded by Rite Aid's officers' and directors' liability insurance, and issue shares of Rite Aid common stock in 2002. The shares will be valued over a 10-day trading period in January 2002. If the value determined is at least $7.75 per share, Rite Aid will issue 20 million shares. If the value determined is less than $7.75 per share, Rite Aid has the option to deliver any combination of common stock, cash and short-term notes, with a total value of $155 million.


Rite Aid Reaches Agreement - Page 2

As additional consideration for the settlement, Rite Aid will assign to the plaintiffs all of its claims against three former Rite Aid executives Martin Grass, former chairman and chief executive officer; Timothy Noonan, former president and chief operating officer; and Frank Bergonzi, former chief financial officer and all of its claims against the Company's former outside auditors, KPMG, LLP.

The timing and manner of distribution of the settlement to members of the class will be subject to a plan of distribution to be developed by plaintiffs' counsel, subject to court approval. Questions concerning the terms of the settlement should be directed to co-lead counsel for the class: David Bershad (212-594-5300) and Sherrie Savett (215-875-3071)

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $14 billion and approximately 3,800 stores in 30 states and the District of Columbia. Rite Aid owns approximately 15 percent of Advance Paradigm, Inc., the nation's largest pharmacy benefits management and health improvement company, and approximately 15 percent of drugstore.com, a leading online source for health, beauty and pharmacy products. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements, our ability to improve the operating performance of our existing stores, and, in particular, our new and relocated stores in accordance with our management's long term strategy, the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters, competitive pricing pressures, continued consolidation of the drugstore industry, third-party prescription reimbursement levels, regulatory changes governing pharmacy practices, general economic conditions and inflation, interest rate movements, access to capital and merchandise supply constraints, and our failure to develop, implement and maintain reliable and adequate internal accounting systems and controls. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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